CleanSpark Purchases 22,680 Additional Bitcoin Miners and Anticipates 3.2 EH/s Capacity After Deployment

SALT LAKE CITY, UT, April 15, 2021 – CleanSpark, Inc. (Nasdaq: CLSK) (the “Company” or “CleanSpark”), a diversified software, services, and Bitcoin mining company, today announced that it has secured multiple contracts for mining equipment.

The Company has now secured contracts for all of the equipment necessary for CleanSpark’s mining operation to increase its Bitcoin mining capacity to meet its stated objective of a total hash rate capacity of more than 1.1 EH/s by summer of 2021. Additionally, CleanSpark has now secured a total of 22,680 S19j Pro and S19 Pro Antminers for future delivery under annual contracts. The Company contracted directly with Bitmain Technologies Ltd. for 7,200 Sj19 Pro Antminers, and has executed two additional contracts with a premier cryptocurrency mining equipment dealer for a total of 15,480 S19j Pro and S19 Pro Antminers. These annual contracts are expected to provide an additional 2.23 EH/s in hash rate capacity. The units purchased under these contracts are expected to be delivered at an average rate of approximately 1,620 units per month over a 14-month period, with the first batch scheduled for delivery in August 2021. The Company expects that these new units will enable CleanSpark to increase its total mining production capacity to over 3.2 EH/s, following the delivery and deployment of all the equipment.

Zach Bradford, CleanSpark’s Chief Executive Officer, stated, “We are pleased to announce that we have secured mining equipment for more than 1.1 EH/s of Bitcoin mining production capacity for deployment this summer, which is a significant milestone for the Company. Time is money in this industry, and we wanted to ensure that we have both our immediate needs covered but we also wanted to look to the future to ensure we had a reliable baseline supply of future miner deliveries secured to support our long-term growth. In addition to these orders, we will continue to source miners on a periodic basis to further increase or upgrade our total mining capacity. The miners we have secured are expected to allow us to increase our total mining capacity ten times by mid-2022. As part of our expansion plans, we are actively evaluating multiple locations for additional expansion with a focus on sites supplied by clean energy sources.”

Recently, CleanSpark announced that the energy mix for its Atlanta location is 95% carbon free, sourced primarily from nuclear, hydroelectric, solar and other renewables. These emission calculations are before any of the planned solar, storage and other clean energy assets are added to the site. The Company aims to achieve carbon-neutrality from its current cryptocurrency operations in the near future.

Mr. Bradford commented, “We believe that being a good corporate citizen is imperative and will continue to focus on the Company’s environmental impact at future sites. We are already mining at scale with a very small carbon footprint and expect to have approximately 45MW of 95% carbon free power dedicated to Bitcoin mining under management by summer 2021, with hopes to achieve 98% carbon free mining in the coming months.”

Parties interested in learning more about CleanSpark products and services are encouraged to inquire by contacting the Company directly at info@cleanspark.com or visiting the Company’s website at www.cleanspark.com.

About CleanSpark:

CleanSpark, Inc., a Nevada corporation, is in the business of providing advanced software, controls and technology solutions to solve modern energy challenges. CleanSpark has a suite of software solutions that provides end-to-end microgrid energy modeling, energy market communications, and energy management solutions. CleanSpark’s offerings consist of intelligent energy monitoring and controls, intelligent microgrid design software, middleware communications protocols for the energy industry, energy system engineering, custom hardware solutions, microgrid installation and implementation services, traditional data center services and software consulting services.

The Company and its subsidiaries also own and operate a fleet of Bitcoin miners at its facility outside of Atlanta, Georgia.

For more information about the Company, please visit the Company’s website at https://www.cleanspark.com/investor-relations.

Forward-Looking Statements:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s plans and expectations for expansion of its energy initiatives, its goal to achieve carbon-neutrality, deployment of Bitcoin miners, the growth of the facility and other statements regarding the expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these forward-looking statements by using words such as “expect,” “target,” “anticipate,” “believe,” “could,” “should,” “estimate,” “intend,” “may,” “will,” “plan,” “goal” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation: delays in equipment and battery energy storage systems availability and delivery, the successful deployment of energy solutions for residential and commercial applications, the fitness of the Company’s energy hardware, the availability of clean energy sources, software and other solutions for this particular application or market, the expectations of future revenue growth may not be realized, ongoing demand for the Company’s software products and related services, the impact of global pandemics (including COVID-19) on the demand for our products and services, and other risks described in the Company’s prior press releases and in its filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s  Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release (including any forward-looking statements contained herein) to reflect events or circumstances after the date hereof.

Contact - Investor Relations:

CleanSpark, Inc.

Investor Relations

(801)-244-4405

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